Exhibit 99.1

UNIFY REPORTS FISCAL 2010
FIRST QUARTER FINANCIAL RESULTS

ROSEVILLE, Calif., – September 14, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management, migration and content archiving software, today announced financial results for its fiscal first quarter 2010, ended July 31, 2009.

Fiscal 2010 First Quarter Financial Results

The Company reported first quarter total revenues of $4.5 million, down 10%, compared to $5.0 million in the first quarter of fiscal 2009. Software licenses revenue decreased 10% to $1.4 million, compared to $1.6 million for the fiscal first quarter in 2009. Services revenue was $2.9 million, compared to $2.9 million in the year ago quarter. Migration solutions revenue was $253,000, compared to $519,000 in the same quarter last year.

Gross margin was 87%, compared to 91% for the first quarter of last year. First quarter loss from operations was $2.3 million, compared to income from operations of $437,000 for the first quarter of fiscal 2009. Net loss was $2.2 million or $0.27 loss per share for the first quarter, compared to net income of $391,000 or $0.05 per share in the first quarter of fiscal 2009.

Non-GAAP net loss for the quarter was $874,000 or $0.10 loss per share, compared to a non-GAAP net income of $713,000 or $0.09 per share in the same quarter of last year.

Unify ended the first quarter with cash and cash equivalents of $3.0 million at July 31, 2009, compared to $6.1 million reported at April 30, 2009. This decrease was due primarily to the significant accounts payable assumed from the AXS-One acquisition that were paid during July 2009 and Unify’s first quarter operations, which typically do not generate cash. Accounts receivables for the quarter were $7.5 million, compared to $4.5 million a year ago. Deferred revenue on July 31, 2009, was $9.8 million compared to $5.6 million as of April 30, 2009.

Business Discussion

“While the first quarter is historically our seasonably weakest quarter, this one proved to have additional challenges,” said Todd Wille, CEO of Unify. “In our core software business, customers continued to delay or make smaller purchases due to the challenging macro economic environment. We also saw a delay in the sale of new licenses due to upcoming new product releases. Despite these challenges, we added 15 new software customers during the quarter, and are already seeing an improvement in this segment in the second quarter, having booked 50% more deals in the first half of the second quarter as compared to the first half of the first quarter.”

Wille continued, “In our migration business, our first quarter results were impacted by customer delays that pushed project revenue into the second quarter. However, the first quarter bookings were very strong at $4.7 million, which allowed us to end the first quarter with a revenue backlog of $5.2 million. We expect to recognize the majority of this revenue over the next two quarters and we continue to expect a significant year-over-year growth in fiscal 2010 from our migration solutions portfolio as we address more customers’ application modernization requirements.

“With one month worth of results in the quarter, we were pleased to report $1.1 million in revenue from the AXS-One content archiving division. We are working hard to build the sales pipeline and rekindle strategic partnerships, and we are excited about the growth potential in the content archiving and e-discovery markets. While the AXS-One acquisition impacted our financial results as we paid down deal costs and accumulated payables during the first quarter, the business was near break-even on a non-GAAP net income basis in the first quarter. On a go forward basis, we believe the content archiving business can be non-GAAP profitable with approximately $500,000 in new license sales per quarter.

“While we were not pleased with our first quarter results, we are encouraged by the future prospects for our three business segments. With a strong start to our second quarter, we are already seeing improvement in our core software business, and with the significant backlog in our migration solutions business, we continue to expect strong year over year growth in this segment. In the content archiving business, we are making the necessary changes to be break-even on a go forward basis and we are investing in this business as we see significant opportunities for growth.

“From an overall company bottom line perspective, we expect to see a substantial improvement in our non-GAAP operating results now that the majority of the AXS-One transition costs are behind us and we are reiterating our fiscal 2010 revenue and non-GAAP net income guidance,” Wille concluded.

FY10 Earnings Guidance

Unify’s management reiterates its guidance for fiscal 2010, anticipating revenue to be in the range of $23.5 million to $28.5 million and non-GAAP net income in the range of $2 million to $4.5 million.

Form 10-Q Extension

Today, the Company filed with the SEC an extension to file its Form 10-Q for the quarter ended July 31, 2009 to allow additional time to complete its analysis of the purchase accounting requirements for the acquisition of AXS-One.

Investor Conference Call

Unify management will host a conference call today, September 14, 2009, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal 2010 first quarter financial results. The call can be accessed by dialing (888) 846-5003 or (480) 629-9856 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. EST on Monday, September 21, 2009 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4155692#.

About Unify

Unify (NASDAQ: UNFY) is a global provider of application development, data management, migration and content archiving software. Unify’s software and services modernize and maximize the development, deployment and migration of business-critical applications and data, while providing a measurable return on investment. Unify’s award-winning AXS-One technology enables organizations to archive and manage the retention and disposition of disparate electronic records while addressing cost management, corporate governance, legal discovery and regulatory compliance. Unify is headquartered in Roseville, Calif., with offices in Rutherford, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com, or email info@unify.com.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures including how they are calculated, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31,	April 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,965	$6,147
Accounts receivable, net	7,540	4,501
Prepaid expenses and other current assets	882	717
Total current assets	11,387	11,365

Property and equipment, net	554	472
Goodwill and intangibles, net (1)	28,647	9,145
Other assets, net	379	99
Total assets	$40,967	$21,081

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,500	$685
Current portion of long term debt	1,830	1,663
Accrued compensation and related expenses	1,264	1,178
Accrued severance related to acquisition	1,336	—
Accrued contingent stock consideration (1)	4,763	—
Other accrued liabilities (1)	1,808	905
Deferred revenue (1)	9,788	5,617
Total current liabilities	22,289	10,048

Long term debt, net of current portion	704	837
Other long term liabilities	1,635	893

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	10	7
Additional paid-in capital	79,236	69,941
Accumulated other comprehensive income	(145)	(112)
Accumulated deficit	(62,762)	(60,533)
Total stockholders’ equity	16,339	9,303
Total liabilities and stockholders’ equity	$40,967	$21,081

(1) The fair value of goodwill and intangible assets, net, accrued contingent stock consideration, deferred income tax liabilities and deferred revenue as of July 31, 2009, are provisional pending the receipt of a final valuation for the AXS-One acquisition.

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	July 31,
	2009	2008
Revenues:
Software licenses	$1,402	$1,562
Services	2,856	2,946
Migration solutions	253	519
Total revenues	4,511	5,027

Cost of Revenues:
Software licenses	38	50
Services	419	251
Migration solutions	137	160
Total cost of revenues	594	461
Gross profit	3,917	4,566

Operating Expenses:
Product development	1,403	748
Selling, general and administrative	4,816	3,381
Total operating expenses	6,219	4,129
Income (loss) from operations	(2,302)	437
Other income (expense), net	81	(14)
Income (loss) before income taxes	(2,221)	423
Provision for income taxes	8	32
Net income (loss)	$(2,229)	$391

Net income (loss) per share:
Basic	$(0.27)	$0.06
Dilutive	$(0.27)	$0.05

Shares used in computing net income (loss) per share:
Basic	8,367	6,981
Dilutive	8,367	7,821

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended
	July 31,
	2009	2008
GAAP Net income (loss)	$(2,229)	$391

Amortization of intangible assets	544	180
Stock based compensation expenses	151	142
Acquisition related costs	660	—
Total adjustments to GAAP net income	1,355	322

Non-GAAP net income (loss)	$(874)	$713

Non-GAAP diluted earnings (loss) per share	$(0.10)	$0.09